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                                 EXHIBIT 99.1


               WEBMETHODS TO ACQUIRE INTELLIFRAME CORPORATION,
                             A SUBSIDIARY OF CNT

FAIRFAX, VA -- JANUARY 26, 2001 -- webMethods, Inc. (Nasdaq: WEBM), the leading provider of software solutions for business-to-business integration
(B2Bi), today announced that the company has entered into a definitive agreement to acquire IntelliFrame Corporation, a wholly-owned subsidiary of Computer Network Technology Corporation.

Through this transaction, webMethods will acquire IntelliFrame, certain technology and its Boston-based research and development (R&D) team to broaden the scope of webMethods' comprehensive integration solution. This R&D organization will develop for webMethods leading-edge technology that combines advanced human interaction solutions with proven business process automation technology. This combined solution will move beyond traditional workflow to provide customers with highly personalized interfaces that integrate business processes that require human intervention, approval or other manual processing. These next-generation solutions will be incorporated into webMethods' common integration platform to enhance the company's business process automation capabilities.

"webMethods is quickly becoming the standard platform for integrating business processes throughout the organization and across the firewall," Jim Green, chief technology officer and executive vice president of product development of webMethods. "Customers using webMethods solutions as the backbone for automating their business processes require an advanced offering that not only connects systems, but also addresses the human factor involved with integrating a global business. The acquisition of IntellilFrame brings to webMethods a highly focused and talented R&D organization that will extend and enhance our business process automation solutions to establish the next generation of integration solutions."

The total purchase price for the transaction will be $31.3 million, of which $8.8 million will be paid in cash and $22.5 million will be paid in newly issued shares of webMethods' common stock. The company expects that substantially all of the purchase price will be recorded as an in process R&D charge during the current quarter. The closing of the transaction is subject to customary conditions, including the satisfactory completion of due diligence on IntelliFrame. The parties anticipate that the transaction will close during webMethods' fiscal quarter closing March 31, 2001.

ABOUT WEBMETHODS, INC.

webMethods, Inc. (Nasdaq:WEBM - news) is the leading provider of software solutions for business-to-business integration (B2Bi). As the only company providing seamless B2Bi across the Internet and throughout the extended enterprise, webMethods provides Global 2000 companies and B2B marketplaces with a complete, end-to-end solution for

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integrating customers, suppliers and partners into real-time B2B trading networks, while also increasing internal operational efficiencies. The webMethods product family allows companies to create new revenue opportunities, strengthen relationships with customers, substantially reduce supply chain inefficiencies and streamline internal business processes.

Founded in 1996, webMethods is based in Fairfax, Va., with offices across the U.S., Europe and Asia. With an emphasis on key vertical markets such as chemicals, financial services, high-tech manufacturing and telecommunications, webMethods has more than 500 customers worldwide--from Global 2000 leaders such as Citibank, Dell, Eastman Chemical Company, Fidelity Investments, Grainger, Motorola and Starbucks to major B2B exchanges like ForestExpress, eHITEX/Converge and PetroCosm. webMethods' strategic partners include Ariba, Commerce One, Deloitte Consulting, EDS, i2 Technologies, J.D. Edwards, KPMG, Microsoft, Oracle Corp., SAP AG and Siebel. More information about the company can be found at www.webMethods.com. All brand names and product names are trademarks or registered trademarks of their respective companies.